Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2008 RESULTS

Philadelphia, PA – July 16, 2008.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the second quarter ended June 30, 2008.

Second Quarter Highlights

•	Net sales grew 10.4% to $2,196 million
•	Gross profit improved 23.1% to $352 million
•	Segment income rose 28.0% to $247 million
•	Earnings per diluted share increased 13.0% to $0.61

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “Our overall performance in the quarter was excellent.  In Europe, beverage can volumes rose 9% over last year’s second quarter, driven by a 25% increase in our fast growing Middle East markets.  Our beverage can volumes in Asia grew 8% reflecting the addition of our new manufacturing plant in Cambodia and the second production line in our Ho Chi Minh City, Vietnam facility.  Volumes in our European Food Can business were up 4% reflecting more favorable weather conditions compared to 2007.  Our North American plants benefited from improved mix to maintain segment income that is comparable to last year’s second quarter.  Equally important, our operating efficiencies and productivity continued to improve worldwide driven by increased capacity utilization to meet demand and by the dedication of our associates.  With two strong quarters behind us and our current view of the balance of the year, 2008 is shaping up to be outstanding for the Company.”

Second Quarter Results
Net sales in the second quarter rose to $2,196 million, up 10.4% over the $1,990 million in the second quarter of 2007.  The increase was primarily due to $139 million from foreign currency translation, the pass-through of higher raw material costs in the form of higher selling prices and sales unit volume growth in beverage and food cans.  Approximately 74% of net sales were generated outside the U.S. in the second quarter of 2008 compared to 71% in the second quarter of 2007.

Gross profit in the second quarter grew 23.1% to $352 million over the $286 million in the 2007 second quarter.  As a percentage of net sales, gross profit expanded 160 basis points to 16.0% in the second quarter from 14.4% in the second quarter last year. Growth in beverage and food can sales unit volumes, ongoing efficiency improvements and $22 million from foreign currency translation primarily drove the improvement.

Selling and administrative expense in the second quarter was $105 million compared to $93 million in last year’s second quarter.  The increase primarily reflects foreign currency translation of $7 million.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $247 million in the second quarter, up 28.0% over the $193 million in the 2007 second quarter.  Foreign currency translation increased segment income by $15 million in the second quarter of 2008 compared to the same period last year.  Segment income as a percentage of net sales expanded by 150 basis points to 11.2% in the second quarter compared to 9.7% in the second quarter last year.

“During the quarter we announced the construction of a new beverage can plant on our existing food can manufacturing site in Casablanca, Morocco that is expected to be operational late next year.  At the same time, the Company and its licensees also reached a significant milestone relating to sustainability and resource minimization efforts by selling the 150 billionth patented, lightweight SuperEnd® beverage can end which since 2001 has saved thousands of tons of aluminum, coatings and greenhouse gases,” Mr. Conway noted.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

“We are also quite proud that the creativity of our design experts and our leading technologies were recognized in the quarter.  Crown received seven prestigious Starpack Awards from The Institute of Packaging for distinctive design, shaping and convenience technologies created to drive marketing goals for products as diverse as pet food, coffee, biscuits, garden shears, lubricants and protectants,” Mr. Conway added.

During the second quarter of 2008, the Company recorded a pre-tax gain on sale of assets of $2 million and a pre-tax charge of $1 million for restructuring actions.  There was no net after-tax impact on earnings per diluted share from these items.

Interest expense in the second quarter was $79 million compared to $77 million in the second quarter of 2007. The increase reflects $5 million of foreign currency translation partially offset by lower average debt outstanding.

The provision for income taxes in the second quarter of 2008 was $42 million for an effective tax rate of 24.9% compared to $22 million, or a 16.7% effective rate in the same 2007 period.  The increase in the effective tax rate is primarily due to the release of U.S. deferred tax valuation allowances in the fourth quarter of 2007.

Net income in the second quarter improved 8.8% to $99 million compared to $91 million in the second quarter of 2007.  Earnings per diluted share in the second quarter grew 13% to $0.61 over the $0.54 in the 2007 second quarter.

Included within net income in the 2007 second quarter, the Company recorded a net gain of $4 million, or $0.02 per diluted share, reflecting a net gain of $8 million related to gain on sale of assets offset by a net loss of $4 million related to restructuring actions.

Six Month Results
For the first six months of 2008, net sales grew 9.6% to $4.1 billion over the $3.7 billion in the first six months of 2007.  The increase reflects foreign currency translation of $258 million, the pass-through of higher raw material costs in the form of higher selling prices and sales unit volume growth in beverage cans.

Gross profit for the six month period improved 21.4% to $608 million, or 15.0% of net sales, compared to $501 million, or 13.5% of net sales in the first six months of 2007.  The improvement was driven by beverage can sales unit volume growth, increased operating efficiencies and foreign currency translation of $37 million.

Selling and administrative expense for the six month period ended June 30, 2008 was $207 million compared to $188 million for the same 2007 period and reflects $13 million of foreign currency translation.

Segment income in the first half of 2008 grew 28.1% to $401 million over the $313 million in the first six months of 2007.  Foreign currency translation increased segment income by $24 million in the first six months of 2008 compared to 2007.  Segment income as a percentage of net sales improved to 9.9% in the first six months of 2008 compared to 8.5% for the same period last year.

For the first six months of 2008, interest expense was $156 million compared to $153 million for the same period last year.  The increase reflects foreign currency translation of $9 million partially offset by the impact of lower average debt outstanding.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The provision for income taxes for the six month period ended June 30, 2008 was $68 million compared to $40 million in the first half of 2007.  For the first half of 2008, the effective tax rate increased to 28.0% from 22.2% in 2007 due to the release of the U.S. deferred tax valuation allowance in 2007.

Net income for the first six months of 2008 increased 15.6% to $126 million, compared to net income of $109 million, for the same period in 2007.   Earnings per diluted share for the first six months of 2008 rose 18.5% to $0.77 compared to $0.65 in the first half of last year.  For the six month period ended June 30, 2008, there were 3,896,097 (2.3%) fewer weighted average diluted common shares outstanding than in the same 2007 period.

During the first quarter of 2008 the Company recorded a net charge of $2 million, or $0.01 per diluted share, for the loss from early extinguishments of debt.  During the first six months of 2007, the Company recorded a net gain of $4 million, or $0.02 per diluted share, reflecting a net gain of $8 million related to gain on sale of assets offset by a net loss of $4 million related to restructuring actions.

Debt and cash amounts were:

	June 30, 2008	December 31, 2007	June 30, 2007	December 31, 2006
Total debt	$3,799	$3,437	$3,701	$3,541
Cash	311	457	304	407
Net debt	$3,488	$2,980	$3,397	$3,134

Receivables securitization	$279	$272	$262	$240

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  Non-GAAP measures should not be considered in isolation or as a substitute for net income, cash flow or total debt data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. The Company believes net debt is a useful measure of the Company’s debt levels. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, respectively, and reconciliations to segment income, free cash flow and net debt can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 17, 2008 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.”  A live web cast of the call will be made available to the public on the Internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 24.  The telephone numbers for the replay are (203) 369-0267 or toll free (866) 373-4987 and the access passcode is 25987.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to grow its business in the Middle East (including through a new beverage can plant announced for Casablanca, Morocco), generate operating efficiencies and productivity improvements, successfully introduce new products such as environmentally responsible packaging and achieve the Company’s performance targets for the balance of the year.  Other important factors are discussed under the caption "Forward-Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.
Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Ed Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Statements of Cash Flows, Balance Sheets and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$2,196	$1,990	$4,059	$3,703

Cost of products sold	1,788	1,647	3,342	3,090
Depreciation and amortization	56	57	109	112
Gross profit (1)	352	286	608	501

Selling and administrative expense	105	93	207	188
Provision for restructuring	1	5	1	5
Gain on sale of assets	(2)	(10)	(2)	(10)
Loss from early extinguishments of debt			2
Interest expense	79	77	156	153
Interest income	(2)	(4)	(5)	(7)
Translation and foreign exchange adjustments	2	(7)	6	(8)
Income before income taxes, minority interests and equity earnings	169	132	243	180
Provision for income taxes	42	22	68	40
Minority interests and equity earnings	(28)	(19)	(49)	(31)
Net income	$99	$91	$126	$109
Earnings per average common share
Basic	$0.62	$0.56	$0.79	$0.67
Diluted	$0.61	$0.54	$0.77	$0.65

Weighted average common shares outstanding:
Basic	159,631,670	162,900,139	159,409,493	162,588,529
Diluted	163,298,467	167,182,198	163,037,370	166,933,467
Actual common shares outstanding	160,868,424	164,140,218	160,868,424	164,140,218

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three and six months ended June 30 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Gross profit	$352	$286	$608	$501
Selling and administrative expense	105	93	207	188
Segment income	$247	$193	$401	$313

	Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2008	2007	2008	2007

Americas Beverage	$501	$488	$918	$881
North America Food	220	210	405	401
European Beverage	476	401	824	682
European Food	557	469	1,045	915
European Specialty Packaging	125	112	230	209
Total reportable segments	1,879	1,680	3,422	3,088
Non-reportable segments	317	310	637	615
Total net sales	$2,196	$1,990	$4,059	$3,703

Segment Income

Americas Beverage	$58	$57	$100	$94
North America Food	20	20	31	30
European Beverage	88	58	139	88
European Food	61	45	102	83
European Specialty Packaging	11	9	12	10
Total reportable segments	238	189	384	305
Non-reportable segments	46	31	87	65
Corporate and other unallocated items	(37)	(27)	(70)	(57)
Total segment income	$247	$193	$401	$313

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CONSOLIDATED BALANCE SHEETS (CONDENSED & UNAUDITED)
(in millions)

June 30,	2008	2007
Assets
Current assets
Cash and cash equivalents	$311	$304
Receivables, net	1,085	993
Inventories	1,325	1,162
Prepaid expenses and other current assets	116	70
Total current assets	2,837	2,529

Goodwill	2,266	2,236
Property, plant and equipment, net	1,612	1,580
Other non-current assets	983	504
Total	$7,698	$6,849

Liabilities and shareholders’ equity/(deficit)
Current liabilities
Short-term debt	$78	$94
Current maturities of long-term debt	29	40
Other current liabilities	2,090	1,911
Total current liabilities	2,197	2,045

Long-term debt, excluding current maturities	3,692	3,567
Other non-current liabilities and minority interests	1,606	1,569
Shareholders’ equity/(deficit)	203	(332)

Total	$7,698	$6,849

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2008	2007

Cash flows from operating activities
Net income	$126	$109
Depreciation and amortization	109	112
Other, net	(589)	(431)
Net cash used for operating activities (A)	(354)	(210)

Cash flows from investing activities
Capital expenditures	(71)	(76)
Other, net	(15)	54
Net cash used for investing activities	(86)	(22)

Cash flows from financing activities
Net change in debt	269	124
Other, net	6	(5)
Net cash provided by financing activities	275	119

Effect of exchange rate changes on cash and cash equivalents	19	10

Net change in cash and cash equivalents	(146)	(103)

Cash and cash equivalents at January 1	457	407

Cash and cash equivalents at June 30	$311	$304

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures.  A reconciliation from net cash used for operating activities to free cash flow for the six months ended June 30 follows:

Six months ended June 30,	2008	2007
Net cash used for operating activities	($354)	($210)
Capital expenditures	(71)	(76)
Free cash flow	($425)	($286)